Exhibit 10.43
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE ("Amendment") is dated as of November 17, 2020 (the "Effective Date"), by and among GC PACIFIC CENTER COURT OWNER, LLC, a Delaware limited liability company ("Landlord"), and DEXCOM, INC., a Delaware corporation ("Tenant").
RECITALS
A.    Tenant and Landlord are parties to that certain lease dated as of January 31, 2020 (the "Lease"), pursuant to which Tenant leases from Landlord certain premises consisting of approximately 49,152 rentable square feet of space (the "Premises") in that certain building located at 10455 Pacific Center Court, San Diego, California (the "Building").
B.    Landlord and Tenant desire to amend the Lease to (i) expand the Premises into space consisting of approximately 43,325 rentable square feet and comprising the remainder of the Building (the "Expansion Premises"), (ii) extend the Lease Term, (iii) provide Tenant with a Right of First Offer to Purchase, and make certain other modifications, all as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1.Recitals; Defined Terms. Landlord and Tenant hereby acknowledge and agree that all of the foregoing Recitals are true and correct and are fully incorporated herein. Except for those terms expressly defined in this Amendment, all initially capitalized terms will have the meanings ascribed to them in the Lease.
2.Extension of Term. Subject to satisfaction of the Amendment Contingency (as defined below), the Lease Term is extended for an additional twelve (12) months, and in connection with such extension of the Lease Term, the Expiration Date of the Lease is hereby modified to be August 31, 2028, instead of August 31, 2027. Notwithstanding the forgoing extension of the Lease Term, Tenant hereby retains the option to renew the Lease pursuant to the terms and conditions set forth in Article 35 of the Lease, as modified by Section 16 of this Amendment, below. All of the terms, covenants and conditions of the Lease shall be applicable through the Expiration Date, as extended, except as modified herein.
3.Expansion of Premises.
(a)Effective upon the date that Landlord delivers the Expansion Premises to Tenant in the Delivery Condition (as defined below) (the "Expansion Premises Commencement Date"), and continuing to the Expiration Date, the Expansion Premises shall be added to the Premises covered by the Lease. Commencing on the Expansion Premises Commencement Date, all references in the Lease and in this Amendment to the "Premises" shall be deemed to consist of the entirety of the Building. Landlord represents and warrants that the Expansion Premises has measured in accordance with BOMA standard, and Landlord and Tenant hereby stipulate for all purposes of the Lease that the Expansion Premises contains 43,325 rentable square feet, and, once the Expansion Premises Commencement Date shall have occurred and continuing until the New Termination Date, the Premises shall be deemed to consist of the entirety of the Building, and shall contain a total of 92,477 rentable square feet. Consistent with Section 31.11 of the Lease, any remeasurement shall not under any circumstances entitle Tenant to a refund or credit for any sums paid under this Lease, nor shall such remeasurement under any circumstances obligate Tenant to pay any additional sums under this Lease as a result of any adjustment in the measurement of the Premises or Building.
(b)In connection with the expansion of the Premises and Tenant becoming the sole tenant in the Building, effective as of the Expansion Premises Commencement Date, Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following:
1.1    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants and conditions set forth in this Lease, the space

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(the "Premises") substantially shown outlined on the floor plan attached hereto as Exhibit A and described in the Basic Lease Information, which Premises are located in the building (the "Building") described in the Basic Lease Information. As used in this Lease, the term "Building" shall include the parcel or parcels of land on which the Building is located and all appurtenances thereto. During the Lease Term, as the sole tenant in the Building, Tenant shall have the exclusive right to use only for their intended purposes of lobbies, entrances, stairs, elevators and other portions of the Building. Landlord acknowledges and agrees that Landlord shall not have any right to change the size, location, configuration, character or use of any portion of the Premises, the Building or the land on which the Building is located. Except in the event Tenant provides its express written consent, which may be granted, conditioned or withheld in Tenant's sole discretion, Landlord agrees that Landlord will not construct additional improvements or facilities within the Premises, the Building or the land on which the Building is located, nor close any such areas. Tenant shall have the exclusive use of all windows and outside decks or terraces and walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, existing Building risers, raceways, shafts and conduit, and the Building’s MPOE (main point of entry), including, but not limited to, for the installation and operation of Tenant's telecommunications systems, including voice, video, data, internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems.
4.Amendment Contingency.
(a)Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that the Expansion Premises is presently leased by Trex Enterprises Corporation ("Existing Tenant") pursuant to a lease between Landlord and Existing Tenant (the “Existing Tenant Lease”), and Landlord hereby notifies Tenant that Landlord and Existing Tenant are in the process of negotiating a binding early termination of the Existing Tenant Lease (the "Early Termination Agreement") to enable Landlord to deliver to Tenant possession of the Expansion Premises in the Delivery Condition no later than Friday, January 1, 2021 (the "Delivery Deadline"). The Early Termination Agreement will evidence Existing Tenant's obligation to surrender possession of the Expansion Premises by such date that Landlord may thereafter deliver to Tenant possession of the Expansion Premises in the Delivery Condition no later than the Delivery Deadline.
(b)Landlord shall have until 5:00 pm Pacific Time on the date that is fourteen (14) days after the mutual execution of this Amendment (the "Landlord Termination Deadline") to deliver to Tenant a copy of the fully-executed Early Termination Agreement (the "Amendment Contingency"). In the event Landlord fails to deliver the fully-executed Early Termination Agreement to Tenant on or before the Landlord Termination Deadline, then the Amendment Contingency shall be deemed to have not been satisfied, and Landlord shall have the option to terminate the entirety of this Amendment (a “Landlord Termination”) at any time during the period commencing one (1) day after the Landlord Termination Deadline and ending at 5:00 pm Pacific time on the date that is five (5) business days after the Landlord Termination Deadline. Landlord may exercise its option to terminate this Amendment by delivering written notice of the Landlord Termination to Tenant. In the event Landlord so elects to terminate this Amendment due to the failure of the Amendment Contingency, following the Landlord Termination the Lease shall be deemed unmodified by this Amendment, and the Lease shall remain in full force and effect as if this Amendment was not entered into. In the event Landlord declines to terminate this Amendment due to the failure of the Amendment Contingency, then this Amendment shall remain in full force and effect.
(c)In the event Landlord declines to terminate this Amendment pursuant to the Landlord Termination, and thereafter Landlord fails to deliver to Tenant possession of the Expansion Premises in the Delivery Condition on or prior to the Delivery Deadline, then Landlord shall provide to Tenant a credit against Base Rent for the Expansion Premises (the “Rent Credit”) equal to one (1) day of Base Rent for the Expansion Premises for each day (if any) that passes from the Delivery Deadline until the earlier to occur of (i) February 28, 2021 (the “Tenant Termination Deadline”) or (ii) the actual date that Landlord delivers to Tenant possession of the Expansion Premises in the Delivery Condition (such

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number of days referred to herein as the "Delay Period"). In addition, notwithstanding the length of the Delay Period, in no event shall the Expiration Date of the Lease (as modified by this Amendment) be adjusted or extended due to such delays. In the event Landlord fails to deliver to Tenant possession of the Expansion Premises in the Delivery Condition on or prior to the Tenant Termination Deadline, then in addition to receiving the Rent Credit, Tenant shall also have the option to terminate all provisions of this Amendment other than Landlord's obligation to provide the Rent Credit (the "Tenant Termination"). Tenant may elect to exercise the Tenant Termination at any time during the period commencing one (1) day after the Tenant Termination Deadline and ending at 5:00 pm Pacific time on the date that is five (5) business days after the Tenant Termination Deadline. Tenant may exercise the Tenant Termination by delivering written notice of the same to Landlord. In the event Tenant so elects to terminate this Amendment pursuant to the Tenant Termination, all provisions of this Amendment other than Landlord's obligation to provide the Rent Credit shall be rendered of no force nor effect on the Lease, and other than Landlord's obligation to provide the Rent Credit to Tenant, the Lease shall be deemed unmodified by this Amendment. Upon Landlord's crediting to Tenant the amount of the Rent Credit, the entirety of this Amendment shall be deemed terminated, and the Lease shall remain in full force and effect as if this Amendment was not entered into.
(d)For the purpose of this Amendment, the "Delivery Condition" shall mean that the Expansion Premises shall be broom clean, with all of personal property, furniture, fixtures and equipment removed from the Expansion Premises prior to delivery of possession to Tenant.
5.Base Rent. Prior to the Expansion Premises Commencement Date, Tenant shall continue to pay Base Rent for the Premises in accordance with the terms of the Lease, as set forth below. Tenant shall commence payment of Base Rent for the Expansion Premises effective as of the date (the "Expansion Premises Rent Commencement Date") that is six (6) months following the Expansion Premises Commencement Date. Effective as of the dates set forth below, Tenant shall pay monthly Base Rent for the Premises (including the Expansion Premises) in the amounts indicated:

Period	Monthly Base Rent
September 1, 2020 – day immediately prior to Expansion Premises Rent Commencement Date	$103,219.20
Expansion Premises Rent Commencement Date – August 31, 2021	$194,201.70
September 1, 2021 – August 31, 2022	$200,027.75
September 1, 2022 – August 31, 2023	$206,028.58
September 1, 2023 – August 31, 2024	$212,209.44
September 1, 2024 – August 31, 2025	$218,575.72
September 1, 2025 – August 31, 2026	$225,133.00
September 1, 2026 – August 31, 2027	$231,886.99
September 1, 2027 – August 31, 2028	$238,843.60
6.Operating Expenses and Property Taxes.
(a)Prior to the Expansion Premises Commencement Date, Tenant shall continue paying Tenant's Percentage Share of Operating Expenses and Property Taxes for the Premises in accordance with Article 3 of the Lease. Effective as of the Expansion Premises Commencement Date, Tenant's Percentage Share shall be 100%, and the definition of Operating Expenses set forth in Section 4.1(a) of the Lease shall be modified as set forth below; provided, however, during the period commencing as of the Expansion Premises Commencement Date and ending on the earlier to occur of (i) the day immediately prior to the Expansion Premises Rent Commencement Date or (ii) the date Tenant first commences business operations in any portion of the Expansion Premises, Tenant shall not be required to pay for any Operating Expenses or Property Taxes with respect to the Expansion Premises

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other than costs for utilities consumed and janitorial services (which shall be contracted for directly by Tenant).
(b)Effective as of the earlier to occur of (i) the Expansion Premises Rent Commencement Date, or (ii) the day Tenant first commences business operations in any portion of the Expansion Premises, and continuing throughout the Lease Term (as extended hereby), (A) Tenant shall be required to pay 100% of all Operating Expenses, Taxes and utilities serving the Premises, and (B) the definition of Operating Expenses set forth in Section 4.1(a) of the Lease is hereby deleted in its entirety and replaced with the following:
"Operating Expenses" shall mean all costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, replacement, maintenance or repair of the Building or providing services required of Landlord in accordance with this Lease, limited to the following: (i) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any mortgage or deed of trust encumbering the Building; (ii) costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (iii) reasonable costs arising from maintenance, repair and replacement of components of the Building in accordance with Section 10.2; (iv) property management fee equal to two percent (2.0%) of the Base Rent payable by Tenant; (v) [intentionally omitted]; (vi) all reasonable costs and expenses resulting from work, labor, supplies, materials or services similar or in addition to, or in lieu of, any of the foregoing, or resulting from compliance with any laws, ordinances, rules, regulations or orders, or to comply with any amendment or other change to the enactment or interpretation of any applicable laws from its enactment or interpretation; (vii) all costs and expenses of contesting by appropriate legal proceedings any matter concerning managing, operating, maintaining or repairing the Building or the amount or validity of any Property Taxes; and (viii) the cost, reasonably amortized as determined by Landlord, together with interest at the rate of ten percent (10%) per annum, or such higher annual rate as Landlord may actually have to pay, on the unamortized balance, of all capital improvements made to the Building or capital assets acquired by Landlord that are (A) required to comply with any conservation program or required by any law, ordinance, rule, regulation or order that are first enacted, or first interpreted to apply to the Building, after the date of this Lease or (B) performed primarily to reduce current or future operating costs, to upgrade Building security, to otherwise improve the operating efficiency of the Building, or for the protection of the health and safety of the occupants of the Building.
    Operating Expenses shall not include (1) Property Taxes, (2) depreciation on the Building, (3) subject to the provisions of item (ii) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (4) all direct costs of refinancing, selling or exchanging the Building, including broker commissions, attorney’s fees and closing costs, (5) advertising and promotional expenditures, (6) costs, penalties or fines arising from Landlord’s violation of any applicable governmental rule or authority, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (7) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (8) accountants’ and attorneys’ fees and expenses incurred in connection with lease negotiations or lease disputes with current or prospective Building tenants or in connection with the defense of Landlord’s title to the Building, and (9) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee).
7.Refurbishment Allowance; Premises As-Is.

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(a)Commencing as of the Expansion Premises Commencement Date, Tenant shall have the right to perform (i) alterations and improvements to the Premises as set forth on the attached Exhibit A (the "Expansion Premises Improvements"), and (ii) the Base Building Improvements (as defined below. The Expansion Premises Improvements and the Base Building Improvements are collectively referred to herein as the "Refurbishment Improvements". The Refurbishment Improvements shall be performed subject to the terms and conditions of this Section 7. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Refurbishment Improvements unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Lease, including, without limitation, approval by Landlord of the final plans for the Refurbishment Improvements and the contractors to be retained by Tenant to perform such Refurbishment Improvements. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with applicable codes, Legal Requirements, ordinances, rules and regulations), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of final plans for the Refurbishment Improvements (the "Final Plans") and the contractors to perform the Refurbishment Improvements shall not be unreasonably withheld, conditioned or delayed. The cost estimate, as approved by Landlord and Tenant, for the Refurbishment Improvements as set forth in the Final Plans, is referred to herein as the "Final Estimate".
(b)The "Base Building Improvements" shall mean (i) bringing to compliance with the applicable building code in effect on the original installation date of the applicable system, the base building fire protection alarm system, communication system, fire sprinkler system, life support systems and security systems; (ii) demolition of the existing office improvements within the first floor and second floor of the Expansion Premises; (iii) demolition of the first floor and second floor restrooms in the Expansion Premises, and provide fixtures and finishes to match the same in the first floor and second floor restrooms in the Existing Premises; (iv) replace carpet in both stairwells and paint walls, cover the light wells between the ground floor and second floor; (v) replace all roll-up doors and exterior man doors serving the Expansion Premises; (vi) repair and/or replace HVAC equipment serving the Expansion Premises, as needed, based on the condition and age of units and associated equipment, among other criteria.
(c)Landlord agrees to contribute the sum of Three Million Three Hundred Ninety-One Thousand One Hundred Twenty-Five and No/100 Dollars ($3,391,125.00) (the "Refurbishment Allowance"), which is comprised of (i) Two Million Eight Hundred Sixteen Thousand One Hundred Twenty-Five and No/100 ($2,816,125.00) based on Sixty-Five and No/100 Dollars ($65.00) per rentable square foot for the Expansion Premises for the Expansion Premises Improvements, plus (ii) Five Hundred Seventy-Five Thousand and No/100 Dollars ($575,000.00) for the Base Building Improvements. Notwithstanding the forgoing, Landlord and Tenant acknowledge and agree that the Refurbishment Allowance may be applied toward the cost of performing any portion of the combined scope of work for the Expansion Premises Improvements and the Base Building Improvements (collectively, the “Refurbishment Improvements”). The Refurbishment Allowance may only be used for the cost of preparing the design and construction documents and mechanical and electrical plans for the Refurbishment Improvements, for payment of plan check, permit and license fees relating to construction of the Refurbishment Improvements, for hard costs in connection with the Refurbishment Improvements and any other costs associated with the Refurbishment Improvements, including a third-party project management fee, or may also be used toward payment of Base Rent. The Refurbishment Allowance shall be paid to Tenant in one (1) disbursement within thirty (30) days after completion of the Refurbishment Improvements and Landlord’s receipt of the following documentation: (i) general contractor and architect’s completion affidavits, (ii) full and final waivers of lien, (iii) receipted bills covering all labor and materials expended and used, (iv) as-built plans of the Refurbishment Improvements, and (v) the certification of Tenant and its architect that the Refurbishment Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with all applicable codes, laws, ordinances, rules and regulations. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Refurbishment Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Any portion of the Refurbishment Allowance that remains unused after the date that is twelve (12) months following the Expansion Premises Commencement Date, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit,

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offset, abatement or payment with respect thereto. In the event the cost of the Refurbishment Improvements exceeds the Refurbishment Allowance, Tenant shall pay all such excess costs after the full amount of the Refurbishment Allowance has been disbursed hereunder directly to Tenant’s contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require. In addition to the Refurbishment Allowance, Landlord shall also provide an allowance to Tenant for the initial test fit of the Expansion Premises in an amount equal to Six Thousand Five Hundred and No/100 Dollars ($6,500.00). In no event shall the Refurbishment Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Landlord shall receive a one-time construction management fee in connection with the Refurbishment Improvements in an amount equal to Fifteen Thousand Dollars ($15,000.00), which may be retained out of the Refurbishment Allowance by Landlord.
(d)Subject to Landlord causing the Expansion Premises to be in the Delivery Condition prior to delivery of possession of same to Tenant, Tenant shall accept the Expansion Premises in its as-is condition as of the Expansion Premises Commencement Date and, except as set forth in this Section 6, Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Premises (including the Expansion Premises) to prepare the same for Tenant's occupancy.
8.Landlord's Work and Tenant Improvement Allowance Under Original Lease. Landlord and Tenant acknowledge and agree that Landlord and Tenant previously agreed that Tenant would perform the carpet and paint installation that was included in the Landlord's Work set forth in Schedule 1 to Exhibit B to the Lease, and in connection therewith, the Tenant Improvement Allowance set forth in section 5(a) of Exhibit B to the Lease would be increased to Three Million Two Hundred Seven Thousand Three Hundred Seventy and No/100 Dollars ($3,207,380.00). In connection with the foregoing, the Landlord's Work set forth in Schedule 1 to Exhibit B to the Lease is hereby modified to remove all references to installation of carpet and paint, as such work shall instead be performed by Tenant, and the Tenant Improvement Allowance set forth in section 5(a) of Exhibit B to the Lease is hereby increased from Three Million One Hundred Ninety-Four Thousand Eight Hundred Eighty and No/100 Dollars ($3,194,880.00) to Three Million Two Hundred Seven Thousand Three Hundred Seventy and No/100 Dollars ($3,207,380.00), and shall be payable to Tenant in accordance with the terms, conditions and provisions of Exhibit B to the Lease.
9.Right of First Offer to Purchase. Tenant shall have a one-time right of first offer (the "Right of First Offer to Purchase"), during the Lease Term, including the Extension Term, to purchase the Building (the "Purchase Space") pursuant to the following terms and conditions:
(a)Provided that Tenant is not then in default of the terms of the Lease, as amended, at the time of Tenant's exercise of the Right of First Offer to Purchase under this Section 8, if, at any time during the Lease Term, Landlord elects to sell the Purchase Space (i) to a party other than a “Landlord Affiliate” or a “Foreclosure Owner” as those terms are defined below, and (ii) on a single asset basis and not as part of a "Group Sale," as that term is defined below, Landlord shall provide written notice to Tenant of the terms and conditions upon which Landlord would be willing to sell the Purchase Space (the “Landlord’s Notice”). Landlord's Notice shall set forth the material economic terms and conditions (including, without limitation, a statement regarding whether the Purchase Space will be sold free and clear of all deeds of trust, mortgages, or other similar instruments affecting the Purchase Space) under which Landlord is willing to sell the Purchase Space to Tenant (the “Material Terms”), but shall not constitute an agreement between the parties or an offer to sell such Purchase Space. Landlord agrees to bargain in good faith on any terms not stated in Landlord's Notice.
(b)Tenant shall have ten (10) Business Days after receipt of Landlord's Notice (the “Tenant Response Period”) to notify Landlord in writing whether or not Tenant desires to purchase the Purchase Space on the terms stated in Landlord's Notice (the “Tenant's Notice”). If Tenant delivers the Tenant's Notice within the Tenant Response Period, Landlord and Tenant shall promptly enter into a purchase and sale agreement for the Purchase Space on the Material Terms stated in Landlord's Notice (the "Purchase Agreement"). Tenant's Right of First Offer to Purchase is personal to Original Tenant and any Affiliate, and shall terminate upon Tenant's failure to timely exercise its Right of First Offer to Purchase within the Tenant Response Period. Accordingly, if Original Tenant shall assign the Lease prior

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to its exercise of Tenant's Right of First Offer to Purchase (other than to an Affiliate), Tenant's Right of First Offer to Purchase shall thereupon be deemed terminated and Tenant shall have no rights pursuant to this Section 8, and any purported exercise of Tenant's Right of First Offer to Purchase after the date of such assignment shall be deemed void and of no force or effect.
(c)In the event that (i) Tenant either (A) elects not to purchase the Purchase Space on the Material Terms stated in Landlord's Notice or (B) fails to deliver Tenant's Notice to Landlord prior to the expiration of the Tenant Response Period, or (ii) Tenant delivers a Tenant's Notice to Landlord within the Tenant Response Period but Landlord and Tenant fail to execute the Purchase Agreement within fifteen (15) Business Days after the date of Landlord's receipt of Tenant's Notice, then (i) Tenant shall be deemed to have waived its Right of First Offer to Purchase the Purchase Space, (ii) Tenant's Right of First Offer to Purchase shall be deemed null and void, and (iii) Landlord shall have the right to sell the Purchase Space to any third party without having any obligation to deliver a Landlord's Notice to Tenant.
(d)In no event shall Landlord be required to provide Tenant with any of the following items: (1) appraisal and valuation reports and information, (2) any documents, materials or information which are subject to attorney/client, work product or similar privilege or which constitute attorney communications with respect to the Purchase Space, (3) any confidential or proprietary information and communications, (4) any documents pertaining to the marketing of the Purchase Space for sale to prospective purchasers, (5) any internal memoranda, reports or assessments of Landlord or Landlord's affiliates to the extent relating to Landlord's valuation of the Purchase Space or interpretation of any agreements, contracts or third party reports pertaining to the Purchase Space, or (6) any materials projecting or relating to the future performance of the Purchase Space. Tenant hereby acknowledges that Landlord will not make any warranty or representation, express or implied, regarding the truth or accuracy of any of the documents, materials or information provided to or made available to Tenant or the source thereof and Landlord shall have no liability as a result of providing or making available to Tenant such documents, materials or information or as a result of Tenant's reliance thereon. During the Offer Period, Tenant and its agents, contractors, subcontractors, consultants, employees, engineers, legal counsel and other authorized representatives of Tenant who shall inspect, investigate, test or evaluate the Purchase Space on behalf of Tenant (collectively, "Licensee Parties") shall have reasonable access to the Purchase Space at agreed upon times during normal business hours for agreed upon purposes on at least one (1) business day's prior notice to Landlord. Such notice shall describe the scope of the studies Tenant intends to conduct during Tenant's access to the Purchase Space. Landlord shall have the right to have a representative present during any visits to or inspections of the Purchase Space or interviews with any tenants of the Purchase Space. If Tenant desires to conduct any physically intrusive studies such as, but not limited to, sampling of soils or the like ("Inspection"), Tenant will identify in writing the procedures Tenant desires to perform and shall request Landlord's express written consent thereto, which consent may be withheld in Landlord's sole discretion. The Inspection will be at Tenant's sole cost and expense and will be conducted in a manner and by Licensee Parties reasonably acceptable to Landlord. Should Tenant choose to conduct such an investigation at the Purchase Space, then Tenant shall promptly cause to be removed any mechanics' liens that may be recorded against the Purchase Space on account of the performance of work or activities by or for Tenant, at Tenant's sole cost and expense. Tenant and any Licensee Parties will: (i) maintain commercial general liability (occurrence) insurance on terms reasonably satisfactory to Landlord covering any occurrence arising in connection with the presence of Tenant or the Licensee Parties on the Purchase Space, and deliver to Landlord a certificate of insurance, which names Landlord as an additional insured thereunder, verifying such coverage prior to entry upon the Purchase Space; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Purchase Space; and (iii) restore the Purchase Space to the condition in which the same was found before any such entry, inspection or examination was undertaken. Tenant shall, at Landlord's request, provide Landlord with copies of all studies, tests, reports and other documents or materials relating to the Purchase Space that are prepared, conducted or made by, for or on behalf of Tenant, each of which shall be addressed to Tenant and to Landlord so that Landlord will be entitled to rely thereon as if it were the client of the party preparing such document. Tenant shall maintain as confidential the terms of the proposed sale transaction and any and all information obtained by Tenant about the Landlord or about the Purchase Space, the other leases at the Purchase Space, this Agreement or the proposed sale transaction, and shall not disclose such information to any third party. Except as may be required by law, Tenant will not divulge any such information to other persons or entities including,

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without limitation, appraisers, real estate brokers, or competitors of Landlord. Notwithstanding the foregoing, Tenant shall have the right to disclose information with respect to the Purchase Space to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, and potential lenders and other consultants to the extent necessary for Tenant to evaluate its acquisition of the Purchase Space provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. The provisions of this paragraph shall survive any termination of the Lease.
(e)Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, arising from any entry on the Purchase Space by Tenant or any of the Licensee Parties. The foregoing covenant shall survive any termination of the Lease.
(f)For purposes of this Section 8, the following definitions shall have the meanings as follows:
(i)"Foreclosure Owner" shall be an entity or person which becomes the owner of the Purchase Space through a foreclosure by trustee's power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Purchase Space (or an entity which is controlled by, controls or is under common control with such mortgagee) that acquires title by deed in lieu or transfer of equity in lieu of foreclosure or any UCC foreclosure action.
(ii)"Group Sale" shall mean a sale or other transfer of the Purchase Space as a direct or indirect interest in the entity that is Landlord together with one or more other commercial office properties or buildings owned by Landlord and/or any Landlord Affiliate to a single purchaser.
(iii)"Landlord Affiliate" shall mean an entity which is controlled by, controls or is under common control with the originally named Landlord under this Amendment or by Graymark Capital.
(iv)"Sale", "Sell" or "Selling" shall mean to convey fee ownership of the Purchase Space or enter into a ground lease of the entire Purchase Space for a period in excess of thirty-five (35) years.
10.Parking.
(a)Notwithstanding anything to the contrary in the Lease, including without limitation the provisions set forth in the Basic Lease Information, effective as of the Expansion Premises Commencement Date Tenant shall have the right to use all parking spaces located at the Building, at no additional cost or expense throughout the Lease Term (as extended hereby).
(b)In connection with the expansion of the Premises and Tenant becoming the sole tenant in the Building, effective as of the Expansion Premises Commencement Date, Section 1.4 of the Lease is hereby deleted in its entirety and replaced with the following:
1.4    Notwithstanding Section 1.1 of this Lease relating to use of the land on which the Building is located for parking, Tenant shall have the right to use all parking spaces located at the Building at no additional cost or expense throughout the Lease Term, and all such parking shall be for the exclusive use of Tenant. Tenant shall use such parking spaces solely for parking automobiles of Tenant's officers and employees. Tenant shall comply with all Rules and Regulations and all laws now or hereafter in effect relating to the use of parking spaces. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder, by reason of any reduction in Tenant's parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the control of Landlord.

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11.Services. Effective as of the Expansion Premises Commencement Date, Article 7 of the Lease is hereby deleted in its entirety and replaced with the provisions set forth on Exhibit B attached hereto.
12.Maintenance and Repairs. Effective as of the Expansion Premises Commencement Date, Article 10 of the Lease is hereby deleted in its entirety and replaced with the provisions set forth on Exhibit C attached hereto. Accordingly, Exhibit G to the Lease is hereby deleted in its entirety effective as of the Expansion Premises Commencement Date.
13.Compliance With Legal Requirements. Article 14 of the Lease is hereby deleted in its entirety and replaced with the following: "Tenant shall, at its sole cost and expense, promptly comply with all laws, ordinances, rules, directives, guidelines, regulations, orders and other requirements of any governmental entity, agency or public authority now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any direction or certificate of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or affect the condition, use or occupancy of the Premises, including any requirements to cease or reduce Tenant's business operations in or Tenant's use of the Premises, or the operation, use or maintenance of any equipment, fixtures or improvements in the Premises (collectively, "Legal Requirements"), excluding requirements of structural changes not related to or affected by Tenant's acts or use of the Premises or by Alterations made by or for Tenant.
14.Remedies Upon Default. Notwithstanding anything to the contrary in the Lease, Landlord shall have the right to exercise all of its remedies pursuant to Article 19 of the Lease during any eviction moratorium, to the extent allowed by applicable Legal Requirements.
15.Condemnation. Notwithstanding anything to the contrary in Article 21 of the Lease, and to the extent allowed by applicable Legal Requirements, none of the following events shall (a) constitute a taking or condemnation, either permanent or temporary, or (b) entitle Tenant to any compensation from Landlord or any abatement of Rent or any other remedy under the Lease: (i) a governmental action that requires Tenant’s business or the Building to close during the Lease Term (as extended hereby), and (ii) a governmental action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation).
16.Building Signage. Effective as of the Expansion Premises Commencement Date, Article 28 of the Lease is hereby deleted in its entirety and replaced with the following:
28.1    Tenant may, at Tenant's expense, install Building standard suite signage identifying Tenant's business at the entrance to the Premises, provided that the design, size, color and location of the sign is in compliance with applicable Legal Requirements and has been approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant's company listed on the Building directory situated in the lobby of the Building. If, after Tenant's name is initially listed on the directories, Tenant requests a change in Tenant's name as printed thereon, Tenant shall reimburse Landlord for Landlord's cost of reprinting Tenant's name for the directories.
28.2    Tenant, at Tenant's sole cost and expense (including, without limitation, costs and expenses to construct any such signage to the extent the same does not exist as of the date of this Lease), and subject to Tenant's compliance with applicable Legal Requirements (including signage ordinances), shall be entitled to signage on the exterior of the Building and to the extent desired by Tenant on the land on which the Building is located, in the maximum size and number of locations as permitted by the City and Legal Requirements ("Tenant's Signage"). Tenant shall be responsible for obtaining any governmental permits or approvals required for Tenant's Signage, all at Tenant's sole cost and expense; provided, however, that Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant as reasonably required for obtaining any governmental permits or approvals required for Tenant's Signage. Tenant's repair, maintenance, construction and/or improvement of Tenant's Signage shall be at its sole cost and expense and shall

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comply with all applicable Legal Requirements, the requirements applicable to construction of Alterations pursuant to Article 8 of this Lease, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to such work, including insurance coverage in connection therewith. Any cost or reimbursement obligations of Tenant under this section 28.2, including with respect to the installation, maintenance or removal of Tenant's Signage, shall survive the expiration or earlier termination of this Lease.
28.3    Tenant's rights to maintain Tenant's Signage shall terminate upon the earlier to occur of: (a) the expiration or earlier termination of the Lease or Tenant's right to possession of the Premises; (b) Tenant assigns the Lease other than to an Affiliate; or (c) Landlord elects to terminate this Lease as a result of an uncured Event of Default under this Lease. The rights provided for in Article 28 shall be personal to the original tenant hereunder (i.e., Dexcom, Inc.) (“Original Tenant”) and any Affiliate of Original Tenant, and shall not be transferable to any other party unless otherwise agreed to by Landlord in writing. Upon the termination of Tenant's signage rights under this Article 28, Tenant shall remove any of Tenant's Signage at Tenant's sole cost and expense, and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof (including, without limitation, patching any holes or other penetrations caused by such signage and otherwise restoring the Building to the condition existing prior to the initial installation of such signage), or at Landlord's election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within thirty (30) days after Landlord's written demand.
17.Option to Renew. Tenant shall continue to have the option to renew the Lease Term pursuant to Article 35 of the Lease, provided that (i) Tenant shall now have the option to renew the Lease Term for a total of two (2) additional terms of five (5) years each, and (ii) the renewal options shall be applicable to the Premises as expanded by the Expansion Premises. All of the terms and provisions of Article 35 of the Lease shall continue to be applicable to such renewal options.
18.Rooftop Use. Effective as of the Expansion Premises Commencement Date, Article 38 of the Lease is hereby deleted in its entirety and replaced with the following:
38.1    Tenant shall have the right, at no additional cost, to utilize the roof of the Building for the purpose of installing (in accordance with the terms and conditions of Article 8 of this Lease), operating and maintaining the rooftop dishes/antennas or any other legally permissible items (collectively the "Dish/Antenna"). The portion of the roof so utilized by Tenant at any time during the Lease term is referred to herein as the "Roof Space". Tenant shall have the right to utilize the entire roof of the Building as the Roof Space. Tenant's right to install the Dish/Antenna shall be subject to the reasonable approval rights of Landlord and Landlord's architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna; provided, Landlord shall not withhold its approval if the proposed installation is in compliance with Legal Requirements. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord reasonably determines that the Dish/Antenna equipment does not comply with the approved plans and specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at

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Tenant's sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the "Aesthetic Screening").
38.2    Landlord agrees that Tenant shall have access to the roof of the Building and the Roof Space during the Lease Term. Tenant further agrees to exercise control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.
38.3    Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the "FCC"), the Federal Aviation Administration ("FAA") or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant's equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord's power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant's representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.
38.4    The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease or Tenant's right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant's equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord's reasonable discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Lease Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant's agents, employees or contractors.
38.5    In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary,

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Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant's option, to perform such work in conjunction with Tenant's contractor. In the event Landlord contemplates roof repairs that could affect Tenant's Dish/Antenna, or which may result in an Interruption of the Tenant's telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.
38.6    Tenant specifically acknowledges and agrees that the terms and conditions of Articles 8 and 13 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.
19.CASp Disclosure. Section 1.5 of the Lease is hereby supplemented with the following: As required by Section 1938(a) of the California Civil Code, Landlord discloses to Tenant that the Expansion Premises have not undergone inspection by a Certified Access Specialist ("CASp").   As required by Section 1938(e) of the California Civil Code, Landlord also states that:
"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."
As permitted by the quoted language above, it is agreed that: (a) any CASp inspection for the Expansion Premises requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Amendment has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp's liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of the Lease applicable to Tenant contracts for construction; (c) the CASp inspection of the Expansion Premises shall be conducted (i) at Tenant's sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) to the extent that such CASp inspection identifies any necessary repairs to correct violations of construction-related accessibility standards within the Expansion Premises, the provisions of Article 14 of the Lease shall govern Tenant’s responsibility to make such repairs to the Expansion Premises.
20.Release. As a material inducement to Landlord to enter into this Amendment, Tenant hereby releases Landlord from, and hereby waives, any and all losses, costs, damages, expenses, liabilities, claims and causes of action (collectively, the “Released Claims”) arising prior to the Effective Date from or related to Tenant’s inability or limitation to conduct operations from the Premises as a result of any “shelter in place” orders or similar governmental directives, including, without limitation, any claims for, and/or rights of, termination of the Lease and/or abatement, offset and/or deferral of Rent under the Lease, at law and/or in equity related to the inability of Tenant to conduct operations from the Premises as a result of any “shelter in place” orders or similar governmental directives related thereto. With respect to the Released Claims, Tenant acknowledges that Tenant has either been advised by legal counsel or has made itself familiar with the provisions of California Civil Code section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE

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CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Tenant, being aware of the foregoing code section, hereby expressly waives any rights Tenant may have thereunder, as well as under any other statutes or common-law principles of similar effect, pertaining to the Released Claims.
21.Brokers. Landlord and Tenant each represents and warrants to the other that, other than Cushman & Wakefield, representing Landlord, and Kidder Mathews, representing Tenant, Landlord and Tenant, respectively, have not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Landlord or Tenant, respectively, in connection with this Amendment. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any and all claims as a result of a breach by the indemnifying party of the foregoing representation (including reasonable attorneys' fees, court costs and any commissions, if ultimately owed).
22.Miscellaneous. Except as provided above, the Lease is unmodified hereby and remains in full force and effect. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease, or a reservation of or option to amend the Lease, and is not effective as an amendment or otherwise until execution and delivery by both Landlord and Tenant. The parties may execute several copies of this Amendment. All copies of this Amendment bearing signatures of the parties shall constitute one and the same Amendment, binding upon all parties. The parties may execute this Amendment using electronic signature (e.g., DocuSign) and may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Amendment with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Amendment in Landlord's possession shall control.
[signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

TENANT: DEXCOM, INC., a Delaware corporation By: /s/ Jereme Sylvain Name: Jereme Sylvain Title: VP, Finance	LANDLORD: GC PACIFIC CENTER COURT OWNER LLC, a Delaware limited liability company By: /s/ Brian Hecktman Name: Brian Hecktman Title: Authoried Signatory

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EXHIBIT A
Scope of Refurbishment Improvements

•Full demolition and removal of all interior finishes.

•Refresh both restroom blocks to same level of finishes in current suite.

•First and second floor to be fit out to mixed use of office and production space similar to and at the same level of finishes of existing suite.

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EXHIBIT B
Services Provision

ARTICLE 7
Services
7.1On or before the Expansion Premises Commencement Date, Tenant will cause each utility provider to set up an account for the Premises in Tenant’s name and to bill Tenant directly for all utilities supplied to the Premises from the Expansion Premises Commencement Date throughout the Term. Landlord and Tenant will coordinate the timing for establishing service under such new accounts to avoid any interruption in services. Tenant will pay when due for electrical service, water, sewer service, natural gas, telecommunications services, garbage removal, and all other utility services supplied to or consumed in, at, or from the Premises and all related access charges and connection fees.
7.2In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future laws permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any of the services or utilities described in Section 7.2 is (i) within Landlord’s reasonable control and continues for three (3) or more consecutive Business Days after Tenant’s written notice thereof to Landlord, or (ii) outside of Landlord’s reasonable control and continues for thirty (30) or more consecutive days after Tenant’s written notice thereof to Landlord, and Tenant is unable to use and does not use a material portion of the Premises for Tenant’s business purposes as a result thereof, then Tenant shall be entitled to an abatement of Base Rent and Additional Rent, which abatement shall commence as of the first day after the expiration of such three (3) Business Day or thirty (30) day period, as the case may be, and shall be based on the extent of Tenant’s inability to use the Premises for Tenant’s business, and in the case of an interruption, failure or inability described in clause (ii) above, such abatement shall be applicable only to the extent and for so long as Landlord is reimbursed for the so abated rent pursuant to Landlord’s rental loss insurance. The abatement provisions set forth above shall be inapplicable to any interruption in, or failure or inability to provide any of the services or utilities described in Section 7.2 that is caused by (x) damage by fire or other casualty or a taking (it being acknowledged that such situations shall be governed by Articles 11 and 21, respectively), or (y) the negligence or willful misconduct of Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, "Tenant Parties").
7.3In the event any governmental authority having jurisdiction over the Building promulgates or revises any applicable laws or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required by Legal Requirements to make alterations to the Building in order to comply with such mandatory Controls, Landlord shall provide written notice to Tenant advising Tenant of the mandatory Controls, and Landlord’s proposed commercially reasonable alterations to the Building intended to comply with such mandatory Controls. Tenant and Landlord shall thereafter cooperate to agree upon the scope of work for such alterations and the schedule for performing same, which shall be coordinated to not unreasonably interfere with Tenant’s access to and use of the Premises or Tenant’s business operations conducted therein. So long as Landlord complies with the foregoing terms and conditions, the making of such commercially reasonable alterations to comply with such mandatory Controls shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.
7.4Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms

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or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.
7.5Tenant acknowledges that Landlord may, from time to time, be required to disclose certain information concerning the Building’s energy use pursuant to California law (any such current or future law or regulation regarding disclosure of energy efficiency data with respect to the Building shall be referred to herein as the “Energy Disclosure Regulations”). Tenant shall reasonably cooperate with Landlord with respect to any disclosure and/or reporting requirements pursuant to any Energy Disclosure Regulations. Without limiting the generality of the foregoing, Tenant shall, within fifteen (15) Business Days following request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with the Energy Disclosure Regulations, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises, the operating hours for Tenant’s business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Regulations), and any third parties to whom Landlord is required to make the disclosures pursuant to the Energy Disclosure Regulations. Tenant agrees that none of the Landlord Parties (as defined below) shall be liable for any loss, cost, damage, expense or liability related to Landlord’s disclosure of such information provided by Tenant. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant’s knowledge, true and correct in all material respects.

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EXHIBIT C
Maintenance and Repairs Provision

ARTICLE 10
Maintenance and Repairs
7.1Tenant shall, at all times during the Lease Term and at Tenant’s sole cost and expense, maintain, repair and replace all parts of the Premises (excluding only the entire structural envelope of the Building, the foundation, the roof, the exterior face of exterior walls, all windows and glazing, main sewer line, and the load-bearing portions of load-bearing walls, parking area and sidewalks), including, without limitation, all Building systems, all of Tenant’s signs, doors, truck doors, and other penetrations in the outer walls of the Premises, all loading docks and lifts that serve the Premises, floor coverings, ceilings, elevators, all HVAC equipment and systems and all other mechanical, electrical, plumbing, lighting, life-safety, and utility systems, equipment, conduits, pipes, ducts, and lines, and all fixtures and appliances in good order and operating condition, ordinary wear and tear and damage thereto by fire or other casualty excepted. Tenant will also repair, or reimburse Landlord for, any blockage of or damage to the sewer lines and sewer system at the Building that results from anything that enters the sewer lines from the Premises; provided, Landlord shall otherwise be responsible for the sewer lines. Tenant will provide and pay for all garbage removal from the Premises, as well as janitorial services for the Building. Tenant will perform all repairs and replacements with first-class materials and with first-class workmanship. Tenant will, at Tenant’s sole cost, maintain throughout the Lease Term a regularly scheduled preventative maintenance and service contract or contracts with a contractor or contractors specializing and experienced in the maintenance of HVAC equipment, for the maintenance of the HVAC systems. The maintenance and service contract shall include all services suggested by the equipment manufacturer (including requiring that the filters be changed at least every 60 days) and shall become effective (and Tenant shall deliver a copy to Landlord) within thirty (30) days after the Expansion Premises Commencement Date. Tenant shall at all times maintain the HVAC systems in compliance with all applicable federal, state and local laws. If a leak occurs in any portion of the HVAC systems, Tenant shall promptly repair such leak in compliance with all applicable federal, state and local laws and complete such repairs within any deadline imposed by such federal, state or local laws. Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to any failure by Tenant to maintain the HVAC systems in compliance with all applicable federal, state and local laws or any failure by Tenant to repair any leak in any portion of the HVAC systems in compliance with all applicable federal, state and local laws. If Tenant replaces any part or component of the HVAC systems and receives a warranty from the manufacturer or a guaranty by the installer, Tenant shall furnish a duplicate original of each such warranty and guaranty to Landlord. Tenant shall, at the end of the term of this Lease, surrender to Landlord the Premises with the HVAC systems in good condition and working order. Notwithstanding the provisions of this section 10.1 to the contrary, Landlord may at any time, upon thirty (30) days’ notice to Tenant, assume maintenance of the HVAC systems, in which case Tenant will reimburse Landlord for the cost incurred by Landlord in maintaining, repairing and replacing such HVAC systems within thirty (30) days following demand from Landlord; provided, however, that any capital repairs or replacements of the HVAC systems shall be reasonably amortized as determined by Landlord and consistent with prudent real property management practices for comparable buildings in the San Diego area, together with interest at the rate of ten percent (10%) per annum. Tenant hereby waives all rights under California Civil Code section 1941 and all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided by California Civil Code section 1942 or any other law, statute or ordinance now or hereafter in effect. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, maintain, decorate or paint the Premises or the Building or any part thereof or any equipment, fixtures or improvements therein.
7.2Landlord shall maintain (i) the entire structural envelope of the Building, (ii) foundation, (iii) roof, (iv) exterior face of exterior walls, (v) all windows and glazing, (vi) main sewer line, (vii) the

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load-bearing portions of load-bearing walls of the Building, (viii) parking area and sidewalks, (ix) landscaping, and (x) all back flow preventers (BFPs) and post indicating valves (PIVs) for the main fire service, main domestic water, and main landscape irrigation, all in reasonably good order and condition. In connection with such maintenance obligations, Landlord shall cause the following to be performed:
(a)exterior walls of the Building to be painted no less than is reasonably required to maintain such walls in good condition;
(b)replacement of the roof, glazing joints and concrete tilt up panel joints, as needed;
(c)maintain the parking surfaces and lighting, asphalt slurry and stripe, and grind, re-lay, slurry stripe as often as is reasonably required in order to maintain the same in good condition; and
(d)repair sidewalks damaged or heaved by tree roots, weather, etc., as needed.
Notwithstanding the foregoing, any damage in or to any such areas or elements caused by Tenant or any agent, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall reimburse Landlord therefor on demand, as additional rent. Landlord shall not be liable for any criminal acts of others or for any direct, consequential or other loss or damage related to any malfunction, circumvention or other failure of any access control service, device or personnel.

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